        Portions of this Exhibit 10.3 have been redacted and are the subject of a confidential treatment request filed with the Secretary of the Securities and Exchange Commission.

                             ONCOGENE SCIENCE, INC.
                                       AND
                                 SEPRACOR, INC.

                                  MARCH 7, 1997

                       COLLABORATIVE RESEARCH, DEVELOPMENT
                         AND COMMERCIALIZATION AGREEMENT

                                TABLE OF CONTENTS


                                                                                 Page
                                                                                 ----
                                    ARTICLE 1
                                 INTERPRETATION                                     2
1.1      Defined Terms ...........................................................  2

                                    ARTICLE 2
                                 RESEARCH PROGRAM                                   8

2.1      General .................................................................  8
2.2      Scope ...................................................................  8
2.3      General Obligations of the Parties ......................................  8
2.4      Joint Steering Committee ................................................  9
         2.4.1  Purpose ..........................................................  9
         2.4.2  Expansion of Research Program .................................... 10
         2.4.3  Composition ...................................................... 10
         2.4.4  Voting ........................................................... 10
         2.4.5  Chair ............................................................ 10
         2.4.6  Meetings ......................................................... 10
         2.4.7  Expenses ......................................................... 11
2.5      Joint Development Committee ............................................. 11
         2.5.1  Purpose .......................................................... 11
         2.5.2  Composition ...................................................... 11
         2.5.3  Voting ........................................................... 11
         2.5.4  Chair ............................................................ 11
         2.5.5  Meetings ......................................................... 11
         2.5.6  Reports .......................................................... 12
         2.5.7  Expense .......................................................... 12
2.6      Reports ................................................................. 12
2.7      Laboratory Facilities ................................................... 12
2.8      Research Staff .......................................................... 12
2.9      Inspections ............................................................. 12
2.10     Patent and Confidential Information Agreements .......................... 13
2.11     Flexibility ............................................................. 13
2.12     Arrangements with Independent Third Parties ............................. 13
2.13     No Independent Research within the Scope of the Research Program ........ 13
2.14     Other Research Permitted ................................................ 13
2.15     Clinical Data ........................................................... 13
2.16     Lead Compounds .......................................................... 13

                                    ARTICLE 3
                   COSTS AND EXPENSES OF THE RESEARCH PROGRAM                      14

3.1      Payment of Costs and Expenses ........................................... 14

                                    ARTICLE 4
                                SECRET INFORMATION                                 14

4.1      General ................................................................. 14
4.2      Treatment of Secret Information ......................................... 14
4.3      Press Releases and Announcements ........................................ 15
4.4      Publications ............................................................ 15

                                    ARTICLE 5
                           INTELLECTUAL PROPERTY RIGHTS                            16

5.1      General ................................................................. 16
5.2      Research ................................................................ 16
5.3      Maintenance of Joint Patent Rights ...................................... 16
5.4      Infringement ............................................................ 17
5.5      Costs for Applying, Prosecuting and Maintaining ......................... 17
5.6      Disclosure of Inventions ................................................ 17
5.7      Ownership of Joint Intellectual Property ................................ 17
5.8      Copies of Patent Applications ........................................... 18
5.9      Other Patent Rights ..................................................... 18
5.10     Indemnification ......................................................... 19

                                    ARTICLE 6
                         DEVELOPMENT AND COMMERCIALIZATION                         19

6.1      Decision to Commercialize ............................................... 19
6.2      Commercialization Agreement ............................................. 19
6.3      Content of Commercialization Agreement .................................. 19
6.4      No Support .............................................................. 20

                                    ARTICLE 7
                            OTHER RESEARCH VENTURES ETC.                           21

7.1      Acquisition of Rights from Third Parties ................................ 21

                                    ARTICLE 8
                  TERM, EXTENSION, TERMINATION AND DISENGAGEMENT                   21

8.1      Term .................................................................... 21
8.2      Events of Termination ................................................... 21

                                    ARTICLE 9
                           CONSEQUENCES OF TERMINATION                             22

9.1      Licenses upon Termination ............................................... 22
9.2      Termination upon the Occurrence of an Event of Termination .............. 23
9.3      Survival of Obligations; Return of Confidential Information ............. 24

                                   ARTICLE 10
                          REPRESENTATIONS AND WARRANTIES                           24

                                   ARTICLE 11
                                    COVENANTS                                      25

11.1     Affirmative Covenants Other than Reporting Requirements                   25

                                   ARTICLE 12
                                DISPUTE RESOLUTION                                 25

                                   ARTICLE 13
                                     NOTICES                                       26

                                   ARTICLE 14
                                  MISCELLANEOUS                                    26

14.1     Binding Effect .......................................................... 26
14.2     Headings ................................................................ 26
14.3     Entire Agreement ........................................................ 26
14.4     Severability ............................................................ 27
14.5     Counterparts ............................................................ 27
14.6     Amendment, Waiver, etc .................................................. 27
14.7     Force Majeure ........................................................... 27
14.8     Independent Contractor .................................................. 27
14.9     Assignment and Successors ............................................... 27
14.10    Governing Law ........................................................... 28

                       COLLABORATIVE RESEARCH, DEVELOPMENT
                         AND COMMERCIALIZATION AGREEMENT


BETWEEN: SEPRACOR INC., a corporation incorporated under the laws of Delaware and having its principal place of business at 111 Locke Drive, Marlborough, Massachusetts
                                    (hereinafter called "Sepracor").

AND: ONCOGENE SCIENCE, INC., a corporation incorporated under the laws of Delaware and having its principal place of business at 106 Charles Lindbergh Boulevard, Uniondale, New York, 11553 (hereinafter called "Oncogene").

AS OF:                              7 March, 1997


WHEREAS Sepracor and its Affiliates possess technology in the area of synthesis of libraries, including lead-seeking libraries and lead-optimizing libraries;

WHEREAS Oncogene and its Affiliates possess technology in the areas of assay development, assay validation, high-throughput screening, in vitro assay methodology, and chemical synthesis;

WHEREAS each of Sepracor and its Affiliates and Oncogene and its Affiliates is currently conducting research in respect of anti-infective agents which target certain illnesses and with respect to steroid chronic inflammatory targets associated with certain illnesses;

WHEREAS Sepracor and its Affiliates, on the one hand, and Oncogene and its Affiliates, on the other hand, have decided to collaborate and combine their efforts in connection with the research, development and commercialization of anti-infective agents which primarily target bacterial or fungal microbes, and in connection with the research, development and commercialization of anti-inflammatory agents that target steroid chronic inflammatory targets represented by steroid receptors;

WHEREAS Sepracor and its Affiliates and Oncogene and its Affiliates are willing to use their research facilities, scientists, research assistants, technicians and other personnel to conduct their obligations under this Agreement.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

                                    ARTICLE 1
                                 INTERPRETATION

1.1 DEFINED TERMS. In this Agreement, unless the context or subject matter is inconsistent therewith, the following terms and expressions shall have the following meanings:

         (a)      "ACQUISITION" shall have the meaning ascribed thereto at
                  Section 8.2(e) hereof.

         (b) "AFFILIATE" shall mean, with respect to any Person (including a Party), any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, such first mentioned Person or any Person which is directly or indirectly controlled by a Person which controls the first mentioned Person; for the purpose of this definition, "CONTROL" shall mean, with respect to any Person (including any Party), the ownership of more than 50% of the voting shares or other voting equity of that Person. This definition notwithstanding, neither Versicor nor BioSepra shall be considered to be affiliates of Sepracor for the purposes of this Agreement.

         (c) "AGREEMENT" shall mean this collaborative research, development and commercialization agreement and all instruments supplemental hereto or in amendment or in confirmation HEREOF; "HEREIN", "HEREOF", "HERETO", "HEREUNDER" and similar expressions mean and refer to this Agreement and not to any particular article, section, subsection or other subdivision; "ARTICLE", "SECTION", SUBSECTION" or other subdivision of this Agreement shall mean and refers to the specific article, section, subsection or other said subdivision of this Agreement.

         (d) "COMMERCIAL PRODUCT" shall mean any and all products in Final Pharmaceutical Form comprising Lead Compounds and any and all formulations, mixtures or compositions thereof emanating from the Research Program pursued pursuant to this Agreement, the making or use of which embodies any of Sepracor Technology, Oncogene Technology or Joint Technology and in respect of which Sepracor and Oncogene each has rights to commercialize pursuant to this Agreement or any other agreement executed between the Parties in furtherance to this Agreement.

         (e) "COMMERCIALIZATION AGREEMENT" shall have the meaning ascribed thereto at Section 6.2 hereof.

         (f) "COMMITMENT YEAR" shall mean each calendar year during the term of this Agreement and, in respect of the First Commitment Year, the period commencing on the Effective Date and terminating on December 31, 1997.

         (g) "COMPOUND" shall mean any compound being evaluated in connection with the Field by the Parties pursuant to the Research Program or developed by Sepracor and Oncogene and/or their respective Affiliates pursuant to the provisions of this Agreement.

         (h) "CONFIDENTIAL INFORMATION" shall mean Sepracor Confidential Information or Oncogene Confidential Information, as the case may be.

         (i)      "DEFICIENCY AMOUNT" shall have the meaning ascribed thereto at
                  Section 2.4.1 hereof.

         (j) "DEVELOPMENT CANDIDATE" shall mean a Lead Compound which has been designated by the Joint Steering Committee as a potential Commercial Product and which should be the subject of a Development Program.

         (k) "DEVELOPMENT PROGRAM" shall mean the written development plan to be approved by the Joint Steering Committee describing the development and other obligations of each Party in respect of the development of any Compound for pre-clinical and clinical development, which plan shall be approved by the Joint Steering Committee no later than ninety (90) days following the declaration by the Joint Steering Committee that a Lead Compound has been designated as a Development Candidate, failing which the matter shall be referred to the President of Sepracor and the Chief Executive Officer of Oncogene for discussion and resolution.

         (l)      "EFFECTIVE DATE" shall mean the date first appearing above.

         (m)      "ELECTING PARTY" shall have the meaning ascribed thereto at
                  Section 9.1 hereof.

         (n)      "ELECTION NOTICE" shall have the meaning ascribed thereto at
                  Section 9.1 hereof.

         (o) "EVENT OF TERMINATION" shall have the meaning ascribed thereto at Section 8.2 hereof.

         (p)      "FDA" shall mean the United States Food and Drug
                  Administration.

         (q) "FIELD" shall mean, unless otherwise determined by the Joint Steering Committee pursuant to Section 2.2, research, development, marketing, distribution, and sale of ** including, without limitation, ** and such other bacterial and fungal targets, particularly resistant strains of such, designated on a target by target basis by the Joint Steering Committee, and, research, development, marketing, distribution, and sale of ** also as designated by the Joint Steering Committee on a target by target basis.

         (r) "FINAL PHARMACEUTICAL FORM" shall mean any presentation of a Commercial Product in any final packaged and labeled dosage form suitable for sale to and use by an end user.

         (s) "FULL DEVELOPMENT" shall mean the first of the two events described at Section 6.2 to occur.

         (t)      "INDEMNIFIED PARTY" shall have the meaning ascribed thereto at
                  Section 5.10 hereof.

         (u) "INDEMNIFYING PARTY" shall have the meaning ascribed thereto at Section 5.10 hereof.

         (v) "INDEPENDENT THIRD PARTY" shall mean any Person other than Sepracor, Oncogene and/or any of their respective Affiliates.

         (w)      "INITIAL TERM" shall have the meaning ascribed thereto at
                  Section 8.1 hereof.

         (x) "JOINT DEVELOPMENT COMMITTEE" or "JDC" shall have the meaning ascribed thereto at Section 2.5 hereof.

         (y) "JOINT STEERING COMMITTEE" or "JSC" shall have the meaning ascribed thereto at Section 2.4 hereof.

         (z) "JOINT TECHNOLOGY" shall mean and include all technology and information including all inventions, chemical structures and methods for synthesis, structure-activity relationships, assay methodology, methods, processes, formulae, plans, specifications, characteristics, equipment and equipment designs, know how, trade secrets, discoveries, formulations and biological, toxicological and clinical data that are conceived jointly by employees or agents of, or consultants to, Sepracor and Oncogene, or licensed in the Field jointly by the Parties or on behalf of the Parties during the term of this Agreement, such that Sepracor and Oncogene each own an undivided interest therein.


-----------------------

**       This portion redacted pursuant to a request for confidential treatment.

         (aa)     "LEAD COMPOUND" shall mean, subject to the provisions of
                  Section 2.16, any Compound designated as a Lead Compound by the Joint Steering Committee and which has demonstrated such properties of chemical structure, potency, mechanism of action, selectivity and non-cytotoxicity as deemed necessary by the JSC for such Compound to be a potential candidate for chemical optimization studies.

         (bb) "NET INVOICED SALES VALUE" shall mean the gross invoice price charged for Commercial Products sold by Sepracor, Oncogene and/or their respective Affiliates and sublicensees to Independent Third Parties, less all allowances or credits granted on such sales, including those in respect of rejected or returned goods, recalls, transportation charge or allowances, insurance charges, normal and customary quantity and trade discounts (including managed care rebates), and taxes or other governmental charges on, or measured by, the sale, transportation, or use of Commercial Products, which Sepracor, Oncogene and/or their respective Affiliates and sublicensees have to pay or absorb on such sales.

         (cc) "SALES" shall mean any Commercial Products sold in a particular country by either Party and/or their respective Affiliates and sublicensees to an Independent Third Party.

         (dd) "NON-ELECTING PARTY" shall have the meaning ascribed thereto at Section 9.1 hereof.

         (ee)     "NOTICE" shall have the meaning ascribed thereto at Section
                  9.1 hereof.

         (ff) "NOTICE OF OPPORTUNITY" shall have the meaning ascribed thereto at Section 9.1 hereof.

         (gg)     "NOTIFYING PARTY" shall have the meaning ascribed thereto at
                  Section 9.2 hereof.

         (hh) "ONCOGENE CONFIDENTIAL INFORMATION" shall mean all confidential information disclosed to Sepracor orally and subsequently confirmed in writing as "CONFIDENTIAL" or designated as "CONFIDENTIAL" by Oncogene or its Affiliates at the time of disclosure to Sepracor, to the extent that such information as of the date of disclosure to Sepracor is not
                  (i) demonstrably known to Sepracor other than by virtue of a prior confidential disclosure to Sepracor by Oncogene or its Affiliates, or (ii) disclosed in the published literature or otherwise to the public through no fault of Sepracor, its Affiliates, employees or consultants, or (iii) obtained from an Independent Third Party having no obligation of confidentiality to Oncogene or its Affiliates with respect to such information.

         (ii) "ONCOGENE TECHNOLOGY" shall mean and include all technology and technical information relating to a Compound, including all inventions, chemical structures and methods for synthesis, structure-activity relationships, assay methodology, methods, processes, formulae, plans, specifications, characteristics, equipment and equipment designs, know how, trade secrets, discoveries, results, formulations and biological, toxicological and clinical data and physical, chemical or biological material that is conceived solely by employees or agents of, or consultants to, Oncogene and/or its Affiliates, prior to or during the term of this Agreement or acquired by purchase, license, assignment or other means from third parties prior to or during the term of this Agreement that is not Joint Technology, but only to the extent that Oncogene or its Affiliates is legally entitled to disclose such Technology and technical information and use it in connection with the performance by it of its obligations hereunder.

         (jj) "PARTIES" shall mean Sepracor and Oncogene; and "PARTY" shall mean any one of them.

         (kk) "PATENT EXPENSES" shall mean all external fees and costs incurred by a Party in financing the activities leading to a Patent Right, including, without limitation, few and reasonable attorneys' charges in connection with the preparation filing, prosecution, maintenance and defense of the Patent Rights and translation charges.

         (ll) "PATENT RIGHTS" shall mean all patents and patent applications, including any divisional, continuation, continuation-in-part, reissue, renewal or extension thereof, or substitute therefor, any registration or confirmation thereof, relating to any Technology, Compounds or Commercial Products, their methods of manufacture or uses of intermediates therefor, or formulations thereof. "ONCOGENE PATENT RIGHTS" shall mean Patent Rights claiming inventions that are conceived solely by employees or consultants of Oncogene or its Affiliates. "JOINT PATENT RIGHTS" shall mean Patent Rights claiming inventions that are conceived solely by employees, agents, or consultants of Oncogene and employees or consultants of Sepracor and of their respective Affiliates. "SEPRACOR PATENT RIGHTS" shall mean Patent Rights claiming inventions that are conceived jointly by employees, agents, or consultants of Sepracor or its Affiliates.

         (mm) "PERSON" shall mean any individual, corporation, company, cooperative, partnership, trust, unincorporated association or any other entity which possesses a juridical personality, including any governmental authorities or body of competent jurisdiction; and pronouns when referring to a Person, shall have a similar extended meaning.

         (nn) "PROGRAM REPRESENTATIVE" shall mean an employee of a Party designated by such Party as its representative for consultation and communication with the other Party. Any Party may change its Program Representative at any time by written notice given to the other Party or designate more than one Program Representative provided that each of its representatives shall be assigned different responsibilities.

         (oo)     "RENEWAL PERIOD" shall have the meaning ascribed thereto at
                  Section 8.1 hereof.

         (pp) "RESEARCH PROGRAM" shall mean the written research plan annexed hereto as Schedule A, as subsequently revised or replaced by the Joint Steering Committee, which plan describes the research and other obligations to be carried out during each Commitment Year by each of Sepracor and Oncogene and their Affiliates.

         (qq) "SECRET INFORMATION" shall have the meaning ascribed thereto at Section 4.1 hereof.

         (rr) "SEPRACOR CONFIDENTIAL INFORMATION" shall mean all confidential information disclosed to Oncogene orally and subsequently confirmed in writing as "CONFIDENTIAL" or designated as "CONFIDENTIAL" by Sepracor or its Affiliates at the time of disclosure to Oncogene, to the extent that such information as of the date of disclosure to Oncogene is not
                  (i) demonstrably known to Oncogene other than by virtue of a prior confidential disclosure to Oncogene by Sepracor or its Affiliates, or (ii) disclosed in the published literature or otherwise to the public through no fault of Oncogene, its Affiliates, employees or consultants, or (iii) obtained from an Independent Third Party having no obligation of confidentiality to Sepracor or its Affiliates with respect to such information.

         (ss) "SEPRACOR TECHNOLOGY" shall mean and include all technology and technical information relating to a Compound, including all inventions, chemical structures and methods for synthesis, structure activity relationships, assay methodology, methods, processes, formulae, plans, specifications, characteristics, equipment and equipment designs, know how, trade secrets, discoveries, results, formulations and biological, toxicological and clinical data and physical, chemical or biological material that is conceived solely by employees or agents of, or consultants to, Sepracor and/or its Affiliates, prior to or during the term of this Agreement or acquired by purchase, license, assignment or other means from third parties prior to or during the term of this Agreement that is not Joint Technology, but only to the extent that Sepracor or its Affiliates is legally entitled to disclose such Technology and technical information and use it in connection with the performance by it of its obligations hereunder.

         (tt)     "SUBMITTED LICENSE" shall have the meaning ascribed thereto at
                  Section 9.1 hereof.

         (uu)     "TARGET" shall have the meaning ascribed thereto at Section
                  8.2 hereof.

         (vv) "TECHNOLOGY" shall mean, collectively, Sepracor Technology, Oncogene Technology and Joint Technology.

                                    ARTICLE 2
                                RESEARCH PROGRAM

2.1 GENERAL. Subject to the terms and conditions of this Agreement, each of Sepracor and Oncogene agrees, as of the Effective Date, to undertake and to cause its Affiliates to undertake, the Research Program and, in the Field, to collaborate in respect thereof.

2.2 SCOPE. The Research Program shall involve the identification, research and development of Lead Compounds derived from Sepracor Technology, Oncogene Technology and Joint Technology or which may be contained in any compound library prepared by or on behalf of any Party or to which the Parties and their Affiliates hereto have access to and the right to use in connection with this Agreement in respect of the Field with the goal of identifying Development Candidates among such Lead Compounds.

2.3 GENERAL OBLIGATIONS OF THE PARTIES. During the term of this Agreement, the Parties hereto hereby agree to diligently pursue the following, and to cause their respective Affiliates to diligently pursue the following, to the extent that it is reasonably necessary to the purpose of this Agreement and in accordance with the Research Program:

         (a) Each of Sepracor and Oncogene and/or their respective Affiliates has synthesized and isolated and/or shall continue to synthesize and/or isolate Compounds for use within the Field.

         (b) Each of Sepracor and Oncogene and/or their respective Affiliates shall provide the other Party with information concerning, and, if required by the JDC, with samples of, Compounds for use within the Field, including those which pass primary screening in order that the other Party may collaborate in the evaluation of potential activity as antibacterial or anti-fungal agents.

         (c) Each of Sepracor and Oncogene shall aid, and shall cause their respective Affiliates to aid, the other Party in the fulfillment of its obligations hereunder, provide structural chemistry analysis and access to combinatorial chemistry technology, and scale up potential Compounds for in vitro and in vivo studies, and provide through in vitro and in vivo evaluations, toxicity and mechanisms of action studies in order to select, as promptly as possible, Lead Compounds for development.

         (d) Each of Sepracor and Oncogene shall provide to the other Party access, limited for use or access by such other Party in the Field, to compound libraries made by it or on its behalf or to which it has access and the right to use in connection with the conduct of the Research Program.

         (e) Each of Sepracor and Oncogene shall, and each shall cause its Affiliates to, conduct research and development activities in respect of targets identified by the JSC.

         (f) Sepracor and Oncogene agree, on their behalf and on behalf of their respective Affiliates, (i) to fulfill their respective obligations under, and pursue the goals of, the Research Program and (ii) to perform their responsibilities as outlined in the Research Program or allocated to it by the Joint Steering Committee.

         (g) Each of Sepracor and Oncogene agrees to utilize laboratory facilities and equipment and research staff in accordance with the provisions hereof to fulfill its obligations hereunder and to give effect to the intention of the Parties to collaborate in the Field.

2.4      JOINT STEERING COMMITTEE.

         2.4.1 PURPOSE. A steering committee (the "Joint Steering Committee" or "JSC") is hereby established by Sepracor and Oncogene, and will begin functioning within fifteen (15) days of the date of this Agreement, to manage all business and commercial aspects between the Parties pursuant to this Agreement (including financial planning, resource allocation, prioritization, addition of new targets within the Field), agree upon and assign responsibilities (other than specific scientific tasks) within the Research Program to each Party, approve the annual budgets to be spent by each Party during any Commitment Year and review and monitor work conducted by the Joint Development Committee and to process and approve technical and scientific recommendations of the JDC. In particular, the JSC will be responsible, throughout the term of this Agreement, for (a) selecting targets and reviewing the Research Program and revising it as necessary,
                           (b) for preparing, monitoring and revising on an annual basis the budgets necessary for the performance by the Parties of their obligations pursuant to the Research Program and this Agreement,
                           (c) monitoring the fulfillment by each Party of its obligations pursuant to this Agreement, (d) designating any Compounds as Lead Compounds, (e) determining the allocation between the Parties of their resources in connection with the conduct of the Research Program, (f) designating Development

                           Candidates, (g) negotiating and soliciting, if appropriate, third parties to collaborate for purposes of conducting the Research Program, (h) determining on an annual basis the amount, if any, (the "Deficiency Amount") owed by one party to the other in order that contributions of both Parties during any Commitment Year referred to in Section 2.8 be approximately the same, and (i) determining the GAAP rules and principles applicable for purposes of the accounting and maintenance of books and records by both Parties. Either Party may in committee propose that the Parties commence development of a promising Lead Compound.

         2.4.2 EXPANSION OF RESEARCH PROGRAM. Save for the first Commitment Year, in which case the Research Program is defined as set out in Schedule A of this Agreement and a general outline in respect of the other Commitment Years, the JSC shall define the Research Program in each Commitment Year and amend, if it deems appropriate, the Field.

         2.4.3 COMPOSITION. Sepracor and Oncogene each shall appoint, in their sole discretion, three (3) members to the JSC. Alternates or replacements of any Party may be appointed by such Party at any time by notice to the other Party.
                           Initially the members shall be:

                           for Sepracor:

                           for Oncogene:


         2.4.4 VOTING. Each member of the JSC shall have one vote, and decisions shall be made by unanimity. Where a vote does not produce a unanimous decision, the matters at issue shall be submitted to the President of Sepracor and the Chief Executive Officer of Oncogene for discussion and resolution.

         2.4.5 CHAIR. A Chairperson shall be nominated alternatively by Sepracor and Oncogene for one year terms, the first term being served by a nominee appointed by Oncogene.

         2.4.6 MEETINGS. Meetings shall be convened four times each year at times determined by the JSC . The JSC, however, may unanimously agree to meet more or less frequently. Representatives of Oncogene, Sepracor, or both, in addition to members of the JSC, may attend meetings but shall have no voting rights. Meetings shall be held alternatively at each Party's facilities. Minutes of each meeting shall be prepared by a representative of the host party and distributed to all members of the JSC within thirty (30) days following any meeting.

         2.4.7 EXPENSES. The Parties will each bear their own expenses and those expenses related to the participation of their appointees to the JSC.

2.5 JOINT DEVELOPMENT COMMITTEE

         2.5.1 PURPOSE. A "JOINT DEVELOPMENT COMMITTEE" (or "JDC") shall be established by the JSC to (a) manage, agree upon and assign specific responsibilities within the Research Program and the Development Program to each Party; (b) prepare and review the Research Program and the Development Program, revising it as necessary; (c) recommend to the JSC any Compound as Lead Compounds; (d) recommend to the JSC any Lead Compounds as Development Candidates; (e) participate in all aspects of the planning and development work carried out on any Development Candidate; (f) determine the responsibilities of each Party in seeking regulatory approvals; (g) manage and deal with such other responsibilities which may, from time to time, be delegated to it by the Joint Steering Committee; and (h) review and discuss scientific questions which may arise in connection with the execution of the Research Program and scientific inventions, breakthroughs or developments in the Field made pursuant to the Research Program.

         2.5.2 COMPOSITION. Sepracor and Oncogene each shall appoint, in their sole discretion, three (3) members to the JDC. Replacements of any Party may be appointed by such Party at any time by notice to the other Party.

         2.5.3 VOTING. Each member of the Joint Development Committee shall have one vote, and decisions shall be made by unanimity, subject to approval by the Joint Steering Committee. Where a vote does not produce a unanimous decision, the matters at issue shall be submitted to the JSC for discussion and resolution.

         2.5.4 CHAIR. A Chairperson shall be nominated alternatively by Sepracor and On-cogene for one year terms, the first term being served by a nominee appointed by Sepracor.

         2.5.5 MEETINGS. Meetings of the JDC shall be held four times each year at times determined unanimously by the JDC. The JDC, however, may unanimously agree to meet more or less frequently. Representatives of Oncogene, Sepracor, or both, in addition to members of the Joint Development Committee, may attend meetings but shall have no voting rights. Meetings shall be held alternatively at each Party's facilities. Minutes of each meeting shall be prepared by a representative of the host party and distributed to all members of the JDC within fifteen (15) days after each meeting.

         2.5.6 REPORTS. During the term of this Agreement, each Party shall cause its contingent to the JDC to prepare and submit to the Joint Steering Committee a summary report within thirty (30) days following the end of each calendar quarter, describing the work accomplished and progress under the Research Program during the preceding calendar quarter, discussing and evaluating the results of such work, and recommending any qualified Compounds to be designated as Lead Compounds.

         2.5.7 EXPENSE. The Parties will each bear their own expenses and those expenses related to the participation of their appointees on the Joint Development Committee.

2.6 REPORTS. During the term of this Agreement, Sepracor and Oncogene each shall provide to the JSC and to the other Party access to primary data derived or used in connection with the performance by it of its obligations hereunder and on a quarterly basis and no later than thirty
         (30) days following the end of each Commitment Year, a statement of all costs and expenses incurred by such Party and its Affiliates pursuant to Section 3.1.

2.7 LABORATORY FACILITIES. Sepracor and Oncogene each agree to utilize, or cause their respective Affiliates to utilize, suitable laboratory facilities and equipment for carrying out its obligations under the Research Program and this Agreement.

2.8 RESEARCH STAFF. Each of Sepracor and Oncogene shall, no later than fifteen (15) days following commencement of JSC function under this Agreement, appoint research teams comprised of such number of suitably qualified scientists and other personnel as may be determined by the JSC to be reasonably necessary in order to achieve the goals of the Research Program and Development Program, it being understood that, unless otherwise agreed in writing by the Parties, over the term of this Agreement, (a) each Party shall have contributed, in terms of out-of-pocket expenses incurred during the term of this Agreement by the Parties and their Affiliates (including salaries and such other costs and expenses referred to in Section 3.1 hereof), approximately equally in connection with the performance of their obligations under the Research Program and this Agreement, and (b) such contribution are estimated to total up to approximately $12 million (or approximately up to $6 million by each Party) for the initial three year period.

2.9 INSPECTIONS. Sepracor and Oncogene shall each have the right to arrange for its employees, external consultants, and such other persons as it may reasonably delegate, to visit the other Party at its offices and laboratories and to discuss work under the Research Program and its results in detail with the other Party's Program Representative, the staff, and consultants of the other Party; provided that such visits are during normal business hours, have been arranged on not less than ten (10) business days notice and shall not unreasonably interrupt the operations of the other Party.

2.10 PATENT AND CONFIDENTIAL INFORMATION AGREEMENTS. Each of Sepracor and Oncogene shall require all of its employees, all employees of its Affiliates and all Independent Third Parties involved in, or associated with the Research Program to have executed an agreement for the assignment of inventions and for the protection of Secret Information in such reasonable form as may from time to time be used by Sepracor and Oncogene for such purpose.

2.11 FLEXIBILITY. In conducting its research and other obligations under this Agreement, each of Sepracor and Oncogene shall have and maintain sufficient flexibility to allow a shift in effort and emphasis within the Research Program that will, in the opinion of the JSC, achieve the best results in the attainment of the objectives of the Research and Development Programs.

2.12 ARRANGEMENTS WITH INDEPENDENT THIRD PARTIES. Each of Sepracor and Oncogene shall have the right to contract with its Affiliates and Independent Third Parties for work, consulting services, or the financing of the costs of its work or of its share of the costs of work in connection with the Research Program General form agreements that shall be used by each of the Parties for Independent Third Parties that function as investigators or consultants are appended hereto and have been approved for general use. Material deviations from these forms will be subject to prior approval by the other party, which approval shall not unreasonably be withheld and shall be decided within thirty
         (30) days of receipt of a request for approval.

2.13 NO INDEPENDENT RESEARCH WITHIN THE SCOPE OF THE RESEARCH PROGRAM. During the term of this Agreement, the Parties to this Agreement shall not undertake independent research, either directly or indirectly through any Affiliate or any other Person, in any area falling within the Field or which competes with any Compound being developed pursuant to this Agreement without the consent of the Joint Steering Committee.

2.14 OTHER RESEARCH PERMITTED. The Parties and their Affiliates have the right to conduct research on Compounds and use its own Technology and Joint Technology outside the Field alone or in collaboration with third parties, notwithstanding their potential utility of such Compounds in the Field.

2.15 CLINICAL DATA. All clinical data obtained from studies conducted pursuant to the Research Program and the Development Program shall be jointly owned by Sepracor and Oncogene and may be used by either Party and its Affiliates outside the Field, it being understood that any such Party shall not, in the course of such use or conduct, take or omit to take any action which would cause prejudice to the other Party or to the Research or Development Programs.

2.16 LEAD COMPOUNDS. Notwithstanding any provision of this Agreement, if a Compound is not designated as a Development Candidate within two (2) years following its designation by the JSC as a Lead Compound, such Lead Compound shall cease to be considered a Compound within the meaning of this Agreement and neither party shall have any continuing obligation to the other in respect of development or commercialization thereof.

                                    ARTICLE 3
                   COSTS AND EXPENSES OF THE RESEARCH PROGRAM

3.1 PAYMENT OF COSTS AND EXPENSES. Each Party shall be responsible for all expenses and costs incurred by it and its employees, its Affiliates and its consultants in the performance of such Party's obligations hereunder, including, without limitation, in respect of Patent Expenses relating to Joint Patent Rights for which it is responsible, salaries of its employees, fees of its consultants, materials, equipment and administrative expenses and travel costs of its employees, employees of its Affiliates and consultants. Each party shall document such costs and expenses in accordance with the methods to be established by the JSC. In order that each party bears an equal share of such costs and expenses, a Party shall reimburse the other Party the Deficiency Amount within ninety (90) days from the end of any year.

                                    ARTICLE 4
                               SECRET INFORMATION

4.1 GENERAL. Each of Sepracor and Oncogene recognizes that the other Party's Confidential Information, Sepracor Technology, Oncogene Technology, Joint Technology (collectively, the "Secret Information") all constitute highly valuable proprietary confidential information.

4.2      TREATMENT OF SECRET INFORMATION.

         (a)      Subject to the disclosure obligations set forth in this
                  Article 4, each of Sepracor and Oncogene agree that, during the term of this Agreement, each Party will maintain, and shall cause its Affiliates to maintain, the Secret Information of the other in confidence and shall not disclose, divulge or otherwise communicate such Secret Information to Independent Third Parties (except those bound to secrecy pursuant to Section 2.10 above), or use it for any purpose except pursuant to, and in order to carry out the terms and objectives of this Agreement. Notwithstanding any provision of this Agreement, Sepracor and Oncogene hereby agree that they shall, together with their Affiliates, be entitled to use, outside of the Field, its own Confidential Information, its own Technology, and its share of Joint Technology obtained during the term of this Agreement.

         (b) Each Party further agrees to exercise, and shall cause its Affiliates to exercise, reasonable precautions to prevent and restrain the unauthorized disclosure of such Secret Information by any of its directors, officers, employees, consultants, subcontractors, sublicensees or agents or those of its Affiliates.

         (c) Each Party shall maintain, and shall cause its Affiliates to maintain, the other Party's Confidential Information in confidence. During the term of this Agreement and for a period of ten (10) years thereafter each Party shall not disclose, divulge or otherwise communicate the other Party's Confidential Information to Independent Third Parties except those bound by secrecy pursuant to Section 2.10 above or in the event of an assignment by such Party of its rights hereunder in accordance with the provisions hereof.

4.3      PRESS RELEASES AND ANNOUNCEMENTS.

         (a) Neither Oncogene or Sepracor shall, and Oncogene and Sepracor shall cause their Affiliates not to, issue any press release or other public announcement relating to or disclosing any Secret Information (other than its own Confidential Information or its own Technology) without the prior written consent of the other Party, except where such announcements or press releases are required by law for the purposes of securing the registration of, and or governmental approval to market, in accordance with this Agreement, any Commercial Products, or for the procurement of patent protection of a Joint Patent Right. Notwithstanding the foregoing, each Party shall have the right to disclose the existence of this Agreement in any prospectus, offering memorandum or other document or filing required by applicable securities laws or other applicable law or regulation.

         (b) Where a press release or public announcement is required by law, the Party required to disclose Secret Information shall inform the other Party and provide it with a copy of any such press release or public announcement prior to release.

         (c) Each of Sepracor and Oncogene shall inform the other Party of any Secret Information which it is required to disclose.

4.4 PUBLICATIONS. Notwithstanding the provisions of Sections 4.1, 4.2 and 4.3, a Party or its Affiliates may submit the results obtained in the course of the Research Program for publication subject to approval of the JSC. The Parties further recognize, however, that the JSC's right to approve or prohibit publication may be subject to the publication rights of third party investigators as contemplated in Section 2.12 above.

                                    ARTICLE 5
                          INTELLECTUAL PROPERTY RIGHTS

5.1 GENERAL. The following provisions relate to inventions and know-how conceived, directly or indirectly through Affiliates, by Sepracor or Oncogene or Sepracor and Oncogene, jointly, during the course of carrying out the Research Program.

5.2 RESEARCH. All Technology, information, data, discoveries and inventions arising from programs of research carried out by Oncogene and its Affiliates, on the one hand, or by Sepracor and its Affiliates, on the other hand, and all intellectual property rights relating thereto shall be the exclusive property of Oncogene or Sepracor and their Affiliates, as the case may be.

5.3 MAINTENANCE OF JOINT PATENT RIGHTS. The JSC shall appoint either Sepracor or Oncogene on a case by case basis as the party responsible for taking all necessary actions to obtain, sustain and enforce patent protection for Joint Patent Rights including, without derogation from the foregoing:

         (a) Filing applications for patents on any patentable inventions included within Joint Patent Rights; provided that any Party wishing to file such application shall inform the other Party and the Joint Steering Committee regarding countries in which such applications should be filed; the JSC shall determine which countries where such applications shall be made;

         (b) Prosecuting all pending and new patent applications included within Joint Patent Rights and responding to opposition or any other form of action for invalidity or revocation of Patent Rights filed by Independent Third Parties against the grant of patents for such applications;

         (c) Maintaining in force any patents included within Joint Patent Rights by duly filing all necessary papers and paying any fees required by the patent laws of the particular country in which such patents were granted.

         Each Party shall undertake to provide all necessary assistance to the JSC and the other Party to achieve the objectives of this Section 5.3. The responsible Party shall continue to prosecute and maintain all relevant patent rights relating to Joint Technology within the Field in full consultation with the JSC. Each Party shall keep the other Party informed as to all developments with respect to Joint Patent Rights by copying all documents and correspondence related to such protection and maintenance.

         If the JSC decides to abandon a patent application or an issued patent included within Joint Patent Rights, any Party whose appointees on the JSC shall have voted against such abandonment shall have the option, at its expense, of continuing to prosecute any such patent application or of keeping the issued patent in force. If a Party elects to file, at its own expense, patent applications in respect of Joint Patent Rights in countries in which the JSC has elected not to file, such Party shall have the unrestricted right to negotiate licenses with Independent Third Parties in such nonelected countries or exploit it directly.

5.4 INFRINGEMENT. Each Party shall promptly inform the other Party of any suspected infringement of any Joint Patent Rights. During the term of this Agreement, both Parties shall have the right to institute an action for infringement of the Joint Patent Rights against such Independent Third Party in accordance with the following:

         (a) Both Parties shall institute suit jointly, the suit shall be brought in both their names and the out-of-pocket costs thereof shall be borne equally. Once accounting is made for such equal bearing of costs any recovery or settlement received by a Party in excess of the total, equally shared out of pocket costs shall be shared equally. The JSC shall decide upon the manner in which any Party shall exercise control over such action. Any Party may, if it so desires, also be represented by separate counsel of its own selection, the fees for which counsel shall be paid by it.

         (b) In the absence of agreement to institute a suit jointly, any Party may institute suit, and, at its option, name the other Party as a plaintiff. The Party instituting shall bear the entire costs of such litigation, including defending any counterclaims brought against the other Party and paying any judgments rendered against the other Party, and shall be entitled to retain the entire amount of any recovery or settlement.

         (c) Should either Party commence a suit under the provisions of this Section 5.4 and thereafter elect to abandon such suit, the abandoning Party shall give timely notice to the other Party who may, if it so desires, continue prosecution of such suit, provided that the sharing of expenses and any recovery in such suit shall be as agreed upon between both Parties.

5.5 COSTS FOR APPLYING, PROSECUTING AND MAINTAINING. The costs of applying for, prosecuting and maintaining patent applications and patents as specified in Section 5.3 shall be borne equally by Sepracor and Oncogene.

5.6 DISCLOSURE OF INVENTIONS. Each of Sepracor and Oncogene shall promptly inform the other Party of all inventions and Joint Technology that are conceived in the course of carrying out the Research Program by its respective employees, agents, Affiliates or consultants, whether invented solely or jointly with employees of or consultants to the other Party.

5.7 OWNERSHIP OF JOINT INTELLECTUAL PROPERTY. Sepracor and Oncogene shall jointly own the entire right, title and interest in all Technology, patents, know how and other rights in any idea, design, invention, discovery, improvement or other creation, including any Compound, method or apparatus conceived jointly by employees, agents, or consultants Sepracor and employees, agents, or consultants of Oncogene, in the course of the Research Program. The commercial exploitation by Sepracor and Oncogene as joint owners of their rights is subject to the provisions of Article 6 of this Agreement.

5.8 COPIES OF PATENT APPLICATIONS. Each Party shall provide to the other Party, as to those applications which it is filing, copies of all patent applications for Joint Patent Rights prior to filing, for the purpose of obtaining comments and advice from the other Party's patent advisors and the other Party's approval to so file which approval shall be provided within a reasonable time. Upon the other Party's approval, such Party shall be free to file said patent applications. Such Party shall also consult with the other Party on the prosecution of said applications and provide to such Party copies of all substantive documents relating to the prosecution of said applications. Such Party shall provide to the other Party every six (6) months a report detailing the status of all patent applications that are part of Joint Patent Rights.

5.9 OTHER PATENT RIGHTS. Each Party shall be responsible at its sole expense and discretion for taking all necessary actions to obtain, sustain and enforce patent protection for its sole Patent Rights, including the following:

         (a)      Filing applications for patents on any patentable inventions;

         (b) Prosecuting all pending and new patent applications and responding to opposition or any other form of action for invalidity or revocation of Patent Rights filed by Independent Third Parties against the grant of patents for such application;

         (c) Maintaining in force any patents by duly filing all necessary papers and paying any fees required by the patent legislation of the particular country in which such patents were granted.

         In the event that a Party institutes suit to protect its own Patent Rights against suspected infringement involving manufacture, use, or sale of a Development Candidate or Commercial Product aside from a Development Candidate or Commercial Product that targets ** or ** it shall notify the other Party who shall have the option, to be exercised in writing no later than thirty (30) days from receipt of the notice, to elect to assume 50% of all expenses relating to such suit, including attorneys' fees, in which case any recovery or settlement received by the Party having instituted suit shall be shared equally by both Parties. In the event that a Party

-----------------------

**       This portion redacted pursuant to a request for confidential treatment.

         institutes suit to protect its own Patent Rights against suspected infringement involving anufacture, use, or sale of a Development Candidate or Commercial Product that targets ** or ** it shall notify the other Party who shall have the option, to be exercised in writing no later than thirty (30) days from receipt of the notice, to elect to assume 25% of all expenses relating to such suit in the case of Oncogene's election, or 75% of all expenses relating to such suit in the case of Sepracor's election, including attorneys' fees, in which case any recovery or settlement received by the Party having instituted suit shall be shared by the Parties in proportion to their share of expenses.

         The Party having instituted suit shall have the authority to make all decisions concerning such suit, including without limitation, the right to compromise the claim.

5.10 INDEMNIFICATION. Each Party (the "INDEMNIFYING PARTY") shall indemnify the other Party, its directors, officers, employees and consultants (the "INDEMNIFIED PARTY") from and against any and all claims, demands, losses, liabilities, expenses or damages which the Indemnified Party may suffer, pay or incur as a result of claims, demands or suits against the Indemnified Party arising or alleged to arise by reason of or in connection with any and all personal injury and property damage caused or contributed to, in whole or in part, by the Indemnifying Party's actions or infringement.

                                    ARTICLE 6
                        DEVELOPMENT AND COMMERCIALIZATION

6.1 DECISION TO COMMERCIALIZE. The Joint Steering Committee has the authority, following recommendation from the JDC, to determine that a Lead Compound is suitable for development and therefore qualifies as a Development Candidate. This authority of the JSC is governed by Section 2.4.

6.2 COMMERCIALIZATION AGREEMENT. Where a Compound has been designated as a Development Candidate, the Parties shall enter into a commercialization agreement (the "COMMERCIALIZATION AGREEMENT") for the development and commercialization of that Compound as soon as possible after the first to occur of the following events: (a) the decision to enter into a full clinical development program as approved by the JSC, or (b) the beginning of Phase III clinical studies, conducted to support the application for marketing approval of the Development Candidate for an indication.

6.3 CONTENT OF COMMERCIALIZATION AGREEMENT. The Commercialization Agreement shall provide that the Parties shall both have commercialization rights worldwide, and the parties intend to jointly exploit any Commercial Products in the Field and share in the


-----------------------

**       This portion redacted pursuant to a request for confidential treatment.

         profits from such exploitation in the same proportion as they share in the expenses incurred under this Agreement in developing such Commercial Products. The mechanism for commercialization will be negotiated between the Parties through good faith negotiations; it shall take into account the respective contributions of the Parties pursuant to Section 2.8, and profits should, unless otherwise agreed to by the Parties, be essentially equally shared between the Parties, except in the cases of Commercial Products within either of the two classes of (a) ** and (b) ** where Sepracor will receive ** and Oncogene ** of profits. The Parties agree that they shall both have commercialization rights world wide. The Commercialization Agreement shall provide that rights hereunder may be sublicensed to a third party by mutual agreement of the Parties, and to any affiliate of a Party.

6.4 NO SUPPORT. If any Party's representatives on the JSC or JDC declines to support the advancement of a Compound to a Lead Compound stage or a Lead Compound to a development stage for reasons which may include, but are not limited to, the proposed market being outside the scope of its interest or being too small, and the other Party's representatives on the JSC or JDC support the advancement of said Compound to a Lead Compound stage or of a Lead Compound to a development stage with an objective of commercialization of said Compound, then the JSC or JDC, as the case may be, shall record a notice ("NOTICE OF OPPORTUNITY") in the minutes of the meeting where the representatives express such positions. For a period of sixty (60) days after the date of such Notice of Opportunity the Parties shall negotiate in good faith to resolve the issue in a mutually agreeable manner. If the Parties are unable to resolve the issue, then, for a period of one hundred and twenty (120) days thereafter, the Party having supported the advancement of the Compound or the Lead Compound (the "NOTIFYING PARTNER") shall have a first right to undertake worldwide development and commercialization of such Compound or Lead Compound. Upon the Notifying Party exercising such right, such Party shall be granted a worldwide exclusive license from the other Party under all relevant intellectual property which shall contain usual terms and conditions for agreements of that type and provide for the payment by the Notifying Party to the other Party of royalties of ** of Net Invoiced Sales Value to be paid within thirty (30) days following the end of any calendar quarter. If, at any time, a Party which has commenced development on a Compound or a Lead Compound, halts such development, then the other Party shall have the right to undertake development of said Compound or Lead Compound, under the same mechanism and subject to the same conditions as described in this Section 6.4.

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                                       20

                                    ARTICLE 7
                          OTHER RESEARCH VENTURES ETC.

7.1 ACQUISITION OF RIGHTS FROM THIRD PARTIES. During the term of this Agreement, Sepracor and Oncogene shall promptly notify the other in writing of any and all opportunities to acquire from Independent Third Parties, whether by license, assignment or otherwise, technology or patents which may be useful in, or may relate to, the purposes of the Research Program.

         Sepracor and Oncogene shall work together in a manner mutually agreeable and beneficial to secure third party technology or patents which they have determined would be useful in or relate to the purpose of the Research Program. Each Party shall (a) inform the other Party of all third party technology or patents that may be useful or relate to the Research Program, (b) solicit the other Party's participation and approval in the formulation and implementation of a strategy for securing such technology or patents and, (c) provide status reports on the progress of such strategy.

                                    ARTICLE 8
                 TERM, EXTENSION, TERMINATION AND DISENGAGEMENT

8.1 TERM. The initial term (the "INITIAL TERM") of this Agreement shall be three (3) years, commencing on the Effective Date. Following the expiration of the Initial Term, this Agreement shall be automatically renewed for additional successive one-year periods (each, a "RENEWAL PERIOD") unless either Party gives the other notice of its intent not to renew one hundred and twenty (120) days prior to the expiration of the Initial Term or any Renewal Period, as the case may be.

8.2 EVENTS OF TERMINATION. The following events shall constitute events of termination (each an "EVENT OF TERMINATION"):

         (a) Any representation or warranty by Sepracor or Oncogene in this Agreement proves incorrect, or inaccurate, in any material respect when made or deemed made as determined by an independent arbitrator and the defaulting Party does not remedy or cure such incorrect or inaccurate representation or warranty within sixty (60) days following written notice from the other Party of such breach.

         (b) Sepracor or Oncogene fails to perform or observe any term of this Agreement or Schedules thereto and such failure remains unremedied for a period of sixty (60) days following written notice thereof from the nondefaulting Party or such longer period if the defaulting Party is diligently taking action to remedy such failure.

         (c) Sepracor or Oncogene makes an assignment for the benefit of its creditors, becomes insolvent, files a petition in bankruptcy, petitions or applies to any tribunal for the appointment of a custodian, receiver or any trustee for it or a substantial part of its assets, or commences any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there has been filed any such petition or application against Sepracor or Oncogene, or any such proceeding has been commenced against it, in which an order for relief is entered or which remains undismissed for a period of sixty (60) days or more; or Sepracor or Oncogene by any act or omission indicates its consent to, approval of or acquiescence in, any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or is the subject of any such custodianship, receivership or trusteeship that continues undischarged for a period of sixty (60) days or more.

         (d) Sepracor or Oncogene generally fails to pay its debts as such debts become due.

         (e) In respect of any Party, if a Person acquires (the "Acquisition") shares of such Party (the "Target"), directly or indirectly, which carry the right to cast, in the aggregate, more than 50% of the votes for the election of directors.

                                    ARTICLE 9
                           CONSEQUENCES OF TERMINATION

9.1 LICENSES UPON TERMINATION. Before the expiration of a period of one hundred and twenty (120) days following delivery of a notice pursuant to Section 8.1, either Party (the "ELECTING PARTY") may, by written notice (the "NOTICE") accompanied by a Submitted License (as defined hereinafter) at its option offer to the other Party: (a) to have an exclusive worldwide license for any or all of the Joint Patent Rights or Joint Technology in accordance with the terms and conditions of an agreement to be submitted by the Electing Party to the other Party (the "SUBMITTED LICENSE"); or (b) to grant to the other Party (the "NON-ELECTING PARTY") an exclusive worldwide license for such Joint Patent Rights or Joint Technology in accordance with the Submitted License.

         The Non-Electing Party shall have the option to either (i) grant to the Electing Party a worldwide exclusive license for such Joint Patent Rights or Joint Technology in accordance with the terms and conditions of the Submitted License, or (ii) to have an exclusive worldwide license for such Joint Patent Rights or Joint Technology in accordance with the terms of the Submitted License.

         Such election may be made by the Non-Electing Party in writing, addressed to the Electing Party (the "ELECTION NOTICE") within ninety
         (90) days following receipt of the Notice, failing which he shall be deemed to have elected to grant the Electing Party a license upon the terms of the Submitted License. The Parties shall execute a license based on the Submitted License within six (6) months following receipt by the Electing Party of the Election Notice.

9.2 TERMINATION UPON THE OCCURRENCE OF AN EVENT OF TERMINATION. Upon the occurrence of any Event of Termination set forth in Section 8.2 (a) -
         (d), for a period of sixty (60) days from the date of the occurrence of any Event of Termination, the Parties shall negotiate in good faith to resolve the issue in a mutually agreeable manner, and if the Parties are unable to resolve the issue, then the Party not responsible for such Event of Termination may, by notice to the other Party, terminate this Agreement. In the event of any termination by a Party (the "NOTIFYING PARTY") pursuant to Section 8.2 (a) - (d), all Joint Technology and Joint Patent Rights shall become the sole exclusive property of the Notifying Party, and the other Party shall execute and perform all transfers and assignments to the Notifying Party which are required by law. Upon the occurrence of an Event of Termination set forth in Section 8.2(e), the Party, the shares of which are not being acquired (the "OTHER PARTY"), shall, within sixty (60) days of its knowledge of such Event of Termination, choose one of the following options:

         (a) Continue the Agreement in full force and effect, in which event the Target shall not be considered to be in default hereunder;

         (b) Terminate the Agreement and be granted an exclusive license by the Target to all Joint Technology and Joint Patent Rights pursuant to which the Other Party shall pay to the Target royalties on Net Sales made by the Other Party and its Affiliates in the amount of ** of Net Invoiced Sales Value for Commercial Products which were not, at the time of termination, in Full Development or ** of Net Invoiced Sales Value for Commercial Products which were, at the time of termination, in Full Development but for which a Commercialization Agreement is not yet in effect; or

         (c) Terminate the Agreement and grant an exclusive license to the Target to all Joint Technology and Joint Patent Rights pursuant to which the Target shall pay to the Other Party royalties on Net Sales made by the Target and its Affiliates in the amount of ** of Net Invoiced Sales Value for Commercial Products which were not, at the time of termination, in Full Development or ** of Net Invoiced Sales Value for Commercial Products which were, at the time of termination, in Full Development but for which a Commercialization Agreement is not yet in effect.


-----------------------

**       This portion redacted pursuant to a request for confidential treatment.

9.3 SURVIVAL OF OBLIGATIONS; RETURN OF CONFIDENTIAL INFORMATION. Notwithstanding any termination of this Agreement, the obligations of the Parties with respect to the protection and nondisclosure of Confidential Information, including those set forth in Article 4, shall survive and continue to be enforceable. Upon any termination of this Agreement, each Party shall promptly return to the other Party all of that other Party's Confidential Information, and all copies thereof. Sepracor and Oncogene acknowledge that after termination of this Agreement each Party will be free to use its own Confidential Information and Technology without restriction.

                                   ARTICLE 10
                         REPRESENTATIONS AND WARRANTIES

Each of Sepracor and Oncogene represents and warrants as follows:

         (a) GOOD STANDING. It is a corporation duly organized, validly existing and is in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

         (b) PROPER AUTHORIZATION. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its stockholders, (ii) violate any provision of any law, rule, regulation, order, writ, judgment, in- junction, decree, determination or award presently in effect having applicability to it or any provision of its charter or by-laws, or (iii) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

         (c) BINDING AGREEMENT. This Agreement is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditors' rights generally.

         (d) ABSENCE OF CONFLICT. It is not under any obligation to any Person, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

         (e) TITLE. Each of Sepracor and Oncogene for itself represents it has good and marketable title to or valid leases or licenses for, all of its properties, rights and assets, excluding patent property, to be used in the fulfillment of its responsibilities under the Research Program, subject to no claim of any third party other than the relevant lessors or licensors.

                                   ARTICLE 11
                                    COVENANTS

11.1 AFFIRMATIVE COVENANTS OTHER THAN REPORTING REQUIREMENTS. Throughout the term of this Agreement, each of Sepracor and Oncogene shall:

         (a) Comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any government authority to the extent necessary to conduct the Research Program;

         (b) Maintain and preserve all of its properties, rights and assets to be used in the proper conduct of the Research Program in good working order and condition in accordance with the general practice of other companies of similar size and character;

         (c) Conduct all experiments related to the Research Program and maintain all facilities used in connection therewith in accordance with applicable research guidelines, and with all applicable federal, state, and local environmental requirements;

         (d) Pay to the other Party, if any, any Deficiency Amount determined by the JSC.

                                   ARTICLE 12
                               DISPUTE RESOLUTION

Any and all disputes arising between the parties under this Agreement shall be resolved using proceedings in the following order: (i) good faith negotiations between executives of the parties having full authority to negotiate and resolve the dispute; (ii) if such negotiations fail to bring about a resolution within sixty days of notice of the dispute, non-binding mediation at a mutually acceptable location in accordance with the rules of the Center for Public Resources, with costs shared equally; (iii) the procedures of this Article 12 are exclusive; however, nothing in this Article 12 shall preclude either party from taking any action necessary to preclude imminent and irreparable harm. If such mediation fails, the matter of differences shall be determined by arbitration. Arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by one (1) person appointed by the Parties or, if the Parties cannot agree within thirty (30) days following notification by one Party that it wishes to refer a matter to arbitration, by such person empowered by the American Arbitration Association to so appoint an arbitrator. Arbitration shall take place in a location agreed to by the Parties, or absent such agreement, chosen by the arbitrator. The decision of the arbitrator shall be final and binding on both Parties. The fees and expenses of the arbitrator shall be borne equally by the Parties.

                                   ARTICLE 13
                                     NOTICES

Any notice, statement, payment or other document required to be given hereunder shall be in writing and shall be given either personally, by mailing the same, postage prepaid, by certified or registered mail (return receipt requested), in the absence of an actual or apprehended disruption of mail service or delivered by telecopier addressed as follows, or to such other Addresses as may be designated from time to time by notice given, in the manner provided in this
Article 13.

         If to Sepracor:            Sepracor Inc.
                                    111 Locke Drive
                                    Marlborough, Massachusetts 01451

                                    Attention:  Chief Executive Officer
                                    Telecopier:  (508) 460-8118

         If to Oncogene:            Oncogene Science, Inc.
                                    106 Charles Lindbergh Blvd.
                                    Uniondale, New York 11553-3649

                                    Attention:  Chief Executive Officer
                                    Telecopier:  (516) 745-6429

Notices given personally shall be deemed given as of the date delivered. Notices given by telecopier shall be deemed given on the first business day following the date of transmission. Mailed notices shall be deemed given on the fifth business day following the date of such mailing.

                                   ARTICLE 14
                                  MISCELLANEOUS

14.1 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective legal representatives, successors and permitted as- signs.

14.2 HEADINGS. The headings contained in this Agreement are for convenience of reference only and do not form a part of this Agreement, and no construction or inference shall be derived therefrom.

14.3 ENTIRE AGREEMENT. This Agreement and the documents and other agreements referred to herein or signed concurrently herewith set forth the entire agreement and understanding of the Parties.

14.4 SEVERABILITY. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable.

14.5 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.6 AMENDMENT, WAIVER, ETC. This Agreement may be amended, modified, superseded or canceled, and any of the terms hereof may be waived, only by a written instrument executed by each Party hereto or, in the case of waiver, by the Party or Parties waiving compliance. The delay or failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by any Party of any condition or of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instance, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

14.7 FORCE MAJEURE. In the event that either Party is prevented from or is unable to perform any of its obligations under this Agreement due to any act of God, fire, casualty, flood, war, strike, lockout, failure of public utilities, injunction of any act, exercise, assertion or requirement of governmental authority, including any governmental law, order, or regulation permanently or temporarily prohibiting or reducing the level of research and development work hereunder, epidemic, destruction of production facilities, riots, insurrection, inability to procure or use materials, labor, equipment, transportation or energy sufficient to meet experimentation needs, or any other cause beyond the reasonable control of the Party invoking this Article 14 if such Party shall have used its best efforts to avoid such occurrence, such Party shall give notice to the other Party in writing promptly, and thereupon the affected Party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

14.8 INDEPENDENT CONTRACTOR. Nothing in this Agreement shall be construed as constituting both Parties as partners or joint venturers with respect to this Agreement. Both Parties are independent contractors under this Agreement.

14.9 ASSIGNMENT AND SUCCESSORS. This Agreement and the rights and interests hereunder may not be assigned by either Party in whole or in part except to an Affiliate, a purchaser of all or substantially all of the assets of a Party or to any successor corporation resulting from any merger or consolidation of either Party with or into such corporation.

14.10 GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as a sealed instrument in their names by their properly and duly authorized representatives as of the date first written above.


                                  SEPRACOR INC.



                                     By: /s/
                                        ----------------------------------------


                                     Date:       3-4-97
                                          --------------------------------------


                                     ONCOGENE SCIENCE, INC.



                                     By:  /s/ Gary E. Frashier
                                        ----------------------------------------


                                     Date:       3-7-97
                                        ----------------------------------------



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